Exhibit 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

AWARD OF TWO NEW DEFENSE CONTRACTS

Eau Claire, Wisconsin (June 30, 2015) – National Presto Industries, Inc. (NYSE: NPK) announced today that the U.S. Army awarded its wholly owned subsidiary, AMTEC Corporation, two contracts to develop the next generation of 40MM training ammunition. The contracts were competitively bid. The subsidiary and several other contractors submitted designs, prototypes and production pricing to the Army for a new version in each of two categories of training rounds: high velocity and low velocity rounds. The Army awarded four contracts for further engineering development of the top two offerings in each category.

In commenting on the awards, Maryjo Cohen, President stated, “Our subsidiary, AMTEC has been working on the designs for the new high and low velocity 40MM training rounds since 2008. We are pleased and proud that the Army selected the designs we offered in both categories for further engineering development.”

The value of the low velocity engineering development award is $2.99 million, while the high velocity award is $2.985 million. The development performance periods for the two contracts extend through the first quarter of 2017. Each contract has three production option years beginning in 2018. If exercised, the first year would be at a low initial rate, while the last two years would be at a full production rates. At the end of the development period, the Army will determine the round in each category that provides the best value, at which point it will decide whether to exercise the production options under the applicable contracts.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment operating under the aegis of National Defense Corp, manufactures a variety of products, including medium caliber training and tactical ammunition, other military energetic devices and materials, detonators, fuzes, cartridge cases, less-lethal munitions and less-lethal accessory equipment. The Absorbent Products segment engages in the design, manufacture and sale of private label adult incontinence products.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.